EXHIBIT 99.1

CASMED Reports Second Quarter 2010 and Year-to-Date Financial Results

  FORE-SIGHT revenue for quarter increased by 41% over second quarter of 2009.
  Balance sheet strengthened by $2.0 million of cash from operations year-to-date and $1.9 million private placement.

BRANFORD, Conn., Aug. 4, 2010 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported second quarter 2010 revenues of $8.2 million, a decrease of $0.4 million, or 4%, compared to revenues of $8.6 million for the second quarter of 2009. The Company reported net income of $8,000, or $0.00 per basic and diluted common share, compared to a net loss of $0.8 million, or ($0.07) per basic and diluted common share, reported for the second quarter of the prior year.

Revenues for the second quarter ended June 30, 2010 were led by increased sales of the Company's FORE-SIGHT® Absolute Oximeter monitors and sensors. These increases were offset by reductions in sales of certain discontinued products in bedside monitoring and blood pressure cuffs. FORE-SIGHT sales were $1.4 million for the second quarter of 2010, an increase of $0.4 million, or 41%, over the $1.0 million reported for the second quarter of 2009.

Operating income was $13,000 for the second quarter of 2010, compared to an operating loss of $1.2 million for the same period of the prior year, and was generated by improved gross profit levels and lower operating expenses. Gross profit levels as a percentage of sales increased to 38% from 30%, and operating expenses as a percentage of sales improved to 38% from 44% when comparing the second quarter of 2010 to the second quarter of 2009. Gross profits were affected by favorable product mix, including the discontinuation of less profitable product lines, and reduced manufacturing overhead spending and variances. Personnel reductions implemented during 2009, along with other cost cutting measures, were primarily responsible for the reduction in operating expenses of $0.6 million to $3.2 million for the second quarter of 2010 from $3.8 million reported for the second quarter of 2009.

For the six months ended June 30, 2010, the Company recorded revenues of $16.7 million, a decrease of $0.3 million, or 1%, compared to revenues of $17.0 million for the first six months of the prior year. For the six months ended June 30, 2010, the Company reported net income of $0.2 million, or $0.02 per basic and diluted common share, compared to a net loss of $1.7 million, or ($0.15) per basic and diluted common share, for the six months ended June 30, 2009.

Revenues for the six months ended June 30, 2010 were led by increased sales of FORE-SIGHT monitors and sensors and of OEM products. These increases were offset by reductions in sales of discontinued products primarily in bedside monitoring. FORE-SIGHT sales were $2.8 million for the first six months of 2010, an increase of $0.9 million, or 48%, over the $1.9 million reported for the first six months of the prior year.

Operating income was $0.3 million for the six months ended June 30, 2010, compared to an operating loss of $2.5 million for the same six month period of 2009. Increased gross profit levels and decreased operating expenses were the primary reasons for improvement. Gross profits for the first six months of 2010 were affected by favorable product mix, the exit of less profitable product lines and a focus on improving productivity, reducing spending and controlling variances across all product lines. Operating expenses decreased $1.8 million, or 24%, for the first six months of 2010 compared to the same period of the prior year primarily as a result of personnel reductions implemented during 2009, along with other cost cutting measures.

Cash provided by operations was $2.0 million for the six months ended June 30, 2010 compared to cash used of $1.1 million for the six months ended June 30, 2009. Reductions in inventory levels of $1.6 million and a federal income tax refund of $0.7 million contributed significantly to improved cash from operations. The Company also consummated a $1.9 million private placement of its common stock during June of 2010. At June 30, 2010, the Company's cash and cash equivalents were $3.3 million, an increase of $2.1 million from December 31, 2009. Bank debt fell $1.5 million during the same period to $2.9 million from $4.4 million.

Commenting on the results, Andrew Kersey, President and CEO of CASMED, said, "I am very pleased with the improvement to our financial position during this quarter. Overall revenues for the quarter, while slightly below last year, were stable despite the reduction of $0.9 million of sales in less profitable products lines we have chosen to exit. Gross profit continues to improve as expected as we exit the less profitable lines, improve inventory management and reduce variances. Our balance sheet has also been strengthened. Inventory reductions, a significant tax refund and the private placement have combined to solidify our cash balances while simultaneously reducing bank debt levels.

"For the quarter, we shipped 33 FORE-SIGHT monitors to customers, bringing our total installed base to 313 monitors. Sensor revenues reached record levels, reflecting improvements in utilization rates while maintaining pricing consistent with prior periods. In addition, during the past month two key clinical papers demonstrating the benefits of monitoring with FORE-SIGHT have been released. We believe these papers along with our continued investments in market education will help to increase customer awareness and demand for the product. We are focused on expanding our sales channels for FORE-SIGHT and have recently hired a senior sales executive with a strong reputation in the cardiac field to lead the FORE-SIGHT sales effort in the U.S. market."

Conference Call Information

CASMED will host a conference call on August 4, 2010 at 10:00 a.m. Eastern Time to discuss second quarter 2010 results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$ 3,318,003	$ 1,186,779
Accounts receivable	4,962,321	4,192,730
Inventories	6,211,266	7,806,912
Recoverable income taxes	93,889	871,206
Other current assets	819,921	383,152
Total current assets	15,405,400	14,440,779

Property and equipment	5,798,622	5,718,077
Equipment at customer sites	1,347,230	1,219,418
	7,145,852	6,937,495
Accumulated depreciation and amortization	(5,389,257)	(4,976,819)
	1,756,595	1,960,677

Intangible and other assets, net	734,621	625,761
Goodwill	1,223,236	1,223,236
Total assets	$ 19,119,852	$ 18,250,453

Current portion of long-term debt	$ 672,526	$ 652,482
Notes payable	133,815	50,678
Line-of-credit	1,475,000	2,669,657
Accounts payable	2,169,652	1,848,185
Accrued expenses	1,213,410	1,313,164
Total current liabilities	5,664,403	6,534,166

Income taxes payable	190,159	277,280
Long-term debt, less current portion	714,870	1,056,273
Deferred gain on sale and leaseback of property	966,745	1,034,064

Total liabilities	7,536,177	8,901,783

Common stock	52,074	46,440
Additional paid-in capital	9,675,237	7,661,060
Common stock held in treasury, at cost	(101,480)	(101,480)
Retained earnings	1,957,844	1,742,650
Shareholder's equity	11,583,675	9,348,670

Total liabilities & equity	$ 19,119,852	$ 18,250,453

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Six Months	Three Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2010	2009	2009

Revenues	$ 8,224,442	$ 16,719,474	$ 8,568,115	$ 16,973,939

Cost of Products Sold	5,066,671	10,605,723	5,975,792	11,916,487
Gross Profit	3,157,771	6,113,751	2,592,323	5,057,452

Operating Expenses:
Research and Development	468,163	932,144	577,843	1,204,038
Selling, General and Administrative	2,676,297	4,874,627	3,178,141	6,389,269
	3,144,460	5,806,771	3,755,984	7,593,307

Operating Income (Loss)	13,311	306,980	(1,163,661)	(2,535,855)

Interest Expense, Net	44,846	93,916	62,875	112,519
Pre-tax (Loss) Income	(31,535)	213,064	(1,226,536)	(2,648,374)

Income Tax Benefit	(39,207)	(2,130)	(392,878)	(911,848)

Net Income (Loss)	$ 7,672	$ 215,194	$ (833,658)	$ (1,736,526)

Income (Loss) Per Common Share:

Basic	$ 0.00	$ 0.02	$ (0.07)	$ (0.15)

Diluted	$ 0.00	$ 0.02	$ (0.07)	$ (0.15)

Weighted Average Number of
Common Shares Outstanding:

Basic	11,617,719	11,480,541	11,224,829	11,218,419

Diluted	12,372,575	12,311,303	11,224,829	11,218,419
CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com